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                                                                    EXHIBIT 99.1

                CROWN VANTAGE CFO DEPARTS; INTERIM CFO APPOINTED

CINCINNATI, October 18, 2000 - Crown Vantage Inc. (OTC Bulletin Board: CVANQ) announces the appointment of J. P. AuWerter, its current Chief Restructuring Officer, to the additional position of Interim Chief Financial Officer for the Company. Mr. AuWerter is employed by Glass & Associates and has been assisting the Company in the bankruptcy process since the filing on March 15, 2000.

Mr. Kent Bates, Vice President and Controller, has been named Vice President, Controller and Chief Accounting Officer for Crown Vantage Inc.

Mr. R. Neil Stuart, Chief Financial Officer of Crown Vantage Inc., will depart the Company on November 3, 2000. Mr. Stuart has been with Crown Vantage since the Company was created by a spinoff from James River Corporation in August 1995.

Bob Olah, CEO of Crown Vantage, said, "Neil has been a key contributor during this difficult period in the history of Crown Vantage. He will be missed, but his departure is appropriate in view of the sale and restructuring efforts that are now being executed. We wish him well in his future endeavors."

Safe Harbor Statement: This news release contains certain forward-looking statements concerning Crown Vantage's positioning for the future. As required by the Private Securities Litigation Reform Act of 1995, the company advises that forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or inferred. These include, but are not limited to, the failure to reach equitable agreement with currently interested parties for the sale of portions or all of the company's assets, the inability to gain the endorsement of stakeholders or the court for prospective agreement(s), or the inability to complete a plan of reorganization.